Exhibit 99.1

Far Peak Acquisition Corporation Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing January 19, 2021

NEW YORK, January 12, 2021 (PRNewswire) – Far Peak Acquisition Corporation (the “Company”) announced today that, commencing January 19, 2021, holders of the units sold in the Company’s initial public offering of 60,000,000 units (including the 5,000,000 units sold when the underwriter partially exercised its over-allotment option on December 21, 2020), completed on December 7, 2020, may elect to separately trade the Class A ordinary shares and warrants included in the units. Any units not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “FPAC.U,” and the Class A ordinary shares and warrants that are separated will trade on the NYSE under the symbols “FPAC” and “FPAC.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Wells Fargo Securities, LLC acted as sole book-running manager and representative of the underwriters for the offering. A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 2, 2020.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Far Peak Acquisition Corporation

Far Peak Acquisition Corporation was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. The Company is focusing its search for a target business in the financial technology, technology or financial services industries. The Company is sponsored by Far Peak LLC, which is ultimately owned by Thomas W. Farley, the Company’s Chairman and Chief Executive Officer, and David W. Bonanno, the Company’s Chief Financial Officer.

Forward Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

David W. Bonanno (david.bonanno@farpeak.com)

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